FOR IMMEDIATE RELEASE                CC98-35

Media Contact: Kevin Brett
408-433-7150
Investor Contact: Diana Matley
408-433-4365

LSI LOGIC AGREES TO ACQUIRE SYMBIOS, INC. FROM HYUNDAI IN $760
MILLION TRANSACTION

JUNE 29, 1998 -- MILPITAS, CA. -- LSI Logic Corporation (NYSE:
LSI) and Hyundai Electronics America (HEA) today announced a definitive agreement under which LSI Logic will acquire Symbios, Inc., HEA's wholly owned subsidiary, for $760 million, including assumed liabilities, payable in cash.

LSI Logic anticipates completing the acquisition in its third quarter ending September 30, and expects the transaction, which will be accounted for as a purchase, to be accretive to the company's earnings per share in 1999. LSI Logic noted that it will take certain in-process Symbios technology write-offs in 1998 as a result of the transaction.

Upon completion of the transaction, Symbios, Inc. will be a wholly owned subsidiary of LSI Logic Corporation. Based on 1997 financial results, the combined revenues of the two companies in that year would have been approximately $1.9 billion.

"This strategic acquisition will substantially broaden our product portfolio, significantly enhance our growth opportunities, build value for our shareholders, and benefit the employees of both LSI Logic and Symbios," said Wilfred J.
Corrigan, LSI Logic chairman and chief executive officer.

"We are pleased that a company of LSI Logic's stature in the global system-on-a-chip market will embrace Symbios," said Dr. C.S. Park, CEO and president of Hyundai Electronics America. "We fully anticipate that Symbios will continue to grow and prosper in the coming years and will become an essential part of the LSI Logic success story."

Symbios, Inc. designs, manufactures, and markets client/server integrated circuits, cell-based application specific integrated circuits (ASICs), host adapter boards (HABs), and storage subsystems. The company, which had 1997 revenues of $620 million and operating income of $70 million before non-recurring charges, is a leader in the small computer system interface (SCSI) chip and the global disk and tape-drive electronics markets.

"This major acquisition reflects our strategy of further penetrating the high-end computing and storage markets," said Corrigan. "The products manufactured by Symbios complement the offerings we already provide to LSI Logic customers. This strategic fit solidifies LSI Logic's position as a top worldwide producer of system-on-a-chip solutions and establishes LSI Logic as a leader in the global storage market."

Hyundai Electronics America acquired Symbios, Inc. in 1995. Prior to the Hyundai acquisition, Symbios was operated as the Microelectronics Products Division of AT&T Global Information
Systems. Symbios was originally established as a division of NCR
Corporation in 1972.

Completion of this transaction is subject to regulatory approval and other customary closing conditions.


Safe Harbor for forward looking statements: The statements in this news release relating to 1999 earnings per share and 1998 in process technology writeoffs, involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to be materially different from any performance suggested in this release. Such factors may include, but may not necessarily be limited to fluctuations in customer demand, both in timing and volumes, and in currency exchange rates. Also, the company's ability to have available amount of production capacity in a timely manner can significantly impact the company's financial performance. The timing of new technology and product introductions and risk of early obsolescence are also important factors. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

LSI Logic Corporation (NYSE: LSI), The System on a Chip Company, is a leading supplier of custom high-performance semiconductors with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare design program, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops application optimized products in partnership with trendsetting customers and operates leading edge, high-volume manufacturing facilities to promote submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certifications. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408-433-8000, www.lsilogic.com.

Hyundai Electronics America, headquartered in San Jose,
California, is a U.S. subsidiary of Hyundai Electronics
Industries Co., Ltd., based in Seoul, Korea.

Symbios, Inc., headquartered in Fort Collins, Colorado, creates solutions for moving and storing information. The company focuses on developing partnerships with its customers, including original equipment manufacturers and resellers in the storage, server,